Exhibit 99.1

              Kodak Reports 1st-Quarter Sales of $2.119
                               Billion

    Company Reduces GAAP Loss From Continuing Operations by 50% to $174 Million ($0.61 Loss Per Share); Reduces 1st Quarter SG&A Expenses by $112 Million; Ends Quarter with $1.026 Billion in Cash

    China Announcement Marks Final Major Manufacturing Restructuring
Action

    Kodak to Accelerate 2007 Inkjet Investment in Response to Strong
Demand

    Kodak Concludes Health Group Sale After Quarter End, Receives
$2.35 Billion in Cash; Fully Repays Approximately $1.15 Billion
Secured Term Debt

    ROCHESTER, N.Y.,--(BUSINESS WIRE)--May 4, 2007--Eastman Kodak Company (NYSE:EK) today reported a $172 million year-over-year improvement in results from continuing operations on lower year-over-year revenue, reflecting significant cost reduction efforts and lower restructuring charges. The company achieved a $48 million improvement in digital earnings for the quarter, driven by reduced selling, general and administrative expenses and improved profit margins in its Consumer Digital business.

    Kodak also plans to expand its inkjet investment in 2007 in direct response to the strong demand created by its revolutionary inkjet product line announced in February.

    On the basis of generally accepted accounting principles in the U.S. (GAAP), the company reported a first-quarter loss from continuing operations of $174 million, or $0.61 per share, compared with a loss of $346 million, or $1.21 per share in the year-ago period. Items that impacted comparability in the first quarter of 2007 totaled $76 million after tax, or $0.26 per share. The most significant items included a restructuring charge of $0.49 per share after tax, income of $0.20 per share after tax for the reversal of a foreign tax reserve, and income of $0.03 per share after tax from a property sale. In the first quarter of 2006, items that impacted comparability totaled $189 million after tax, or $0.66 per share, primarily reflecting restructuring costs.

    For the first quarter of 2007:

    -- Sales totaled $2.119 billion, a decrease of 8% from $2.292 billion in the first quarter of 2006. Digital revenue totaled $1.210 billion, a 3% decrease from $1.250 billion. Traditional revenue totaled $896 million, a 13% decline from $1.026 billion in the year-ago quarter. New Technologies revenue was $13 million in the first quarter, compared with $16 million in the year-ago period.

    -- The company's first-quarter loss from continuing operations, before interest, other income (charges), net, and income taxes was $188 million, compared with a loss of $324 million in the year-ago quarter.

    Other first-quarter 2007 details:

    -- Kodak held $1.026 billion in cash and cash equivalents as of March 31, 2007, consistent with the company's goal of maintaining at least $1.0 billion in cash on its balance sheet.

    -- As of March 31, 2007, the company's debt level was $2.754 billion. With the completion of the sale of Kodak's Health Group to an affiliate of Onex Corporation, the company has now fully repaid approximately $1.15 billion of secured term debt.

    -- Selling, General and Administrative expenses decreased $112 million from the year-ago quarter, reflecting the company's cost reduction activities. SG&A as a percentage of revenue was 19%, down from 22% in the year-ago quarter.

    -- Gross Profit was 20.2%, down from 20.5%, primarily attributable to approximately $30 million of adverse silver and aluminum costs, partially offset by the favorable impact of foreign exchange.

    -- Net Cash Generation: At this time, the company has not yet completed the full balance sheet and cash flow analysis adjusted for the impact of discontinued operations. These items will be detailed in the company's first quarter Form 10Q filing on or before May 10, 2007. However, current estimates suggest that the company achieved a year-over-year improvement in net cash generation in the range of $175 million to $200 million. This corresponds to an estimated improvement in net cash used in continuing operations from operating activities in the range of $150 million to $175 million.

    "I'm very pleased with our first-quarter performance, in which we made significant progress on our two key objectives for 2007 - new product success and cost reduction. Thus far the year is proceeding on plan," said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. "Both our Consumer Digital and Film Products groups were well ahead of plan. On the product side, we successfully launched a revolutionary line of inkjet products, and at the recent AIIM/On Demand Conference our Graphic Communications Group introduced several award-winning products that broadened our portfolio of solutions. We also significantly reduced our SG&A expenses, improved our receivables performance, and ended the quarter with more than $1.0 billion in cash on our balance sheet. When we conclude the recently announced sale of our manufacturing facility in Xiamen, China, we will have completed the last, significant step in our manufacturing restructuring."

    Segment sales and results from continuing operations, before interest, taxes, and other income and charges (earnings from operations), are as follows:

    -- Consumer Digital Imaging Group sales totaled $778 million, down 14%, largely reflecting expected declines in digital capture revenue as a result of the company's strategy to reduce its digital camera portfolio in the low-end price range, decreases in photofinishing services at retail, and an industry-wide decline in snapshot printing. This was partially offset by growth in kiosks and related media, imaging sensors and royalty revenues. Loss from operations for the segment was $114 million, compared with a year-ago loss of $167 million, driven by significantly lower SG&A expenses, partially offset by higher silver costs. Highlights for the quarter included a 23% sales increase in the KODAK Gallery and a 13% increase in sales of KODAK PICTURE kiosks and related media. Additionally, Kodak remains in the top three in digital camera market share in the U.S. and worldwide. The company also introduced its new inkjet printer line during the first quarter and began shipment to retailers in March.

    -- Graphic Communications Group sales were $864 million, essentially flat with the year-ago quarter. Earnings from operations were $16 million, compared with $24 million in the year-ago quarter. This earnings decrease was primarily driven by higher aluminum and silver costs, partially offset by lower SG&A expenses. The company also recently extended its digital color portfolio with the introduction of the KODAK NEXPRESS S3000 Digital Production Color Press and the KODAK NEXPRESS M700 Digital Color Press, which received "Best of Show" honors in its category at the 2007 On Demand Conference & Exposition. The company also introduced the KODAK i1840 scanner and three new workflow products.

    -- Film Products Group sales were $458 million, down from $500 million in the year-ago quarter, representing a decrease of 8%, a significantly lower decline than has been recently experienced, reflecting high single-digit year-over-year growth in the entertainment film business. Earnings from operations were $74 million, compared with $51 million in the year-ago quarter, representing a strong earnings improvement in the face of declining revenue. During the first quarter of 2007, the group achieved a 16% operating margin, as compared with 10% in the year-ago quarter, which was ahead of company expectations. The operating margin performance resulted from growth in entertainment imaging and also reflects the company's actions to reduce traditional infrastructure ahead of declines. This improved performance was particularly impressive given higher silver costs during the quarter.

    -- All Other sales were $19 million, essentially flat with the year-ago quarter. The loss from operations in this category totaled $13 million, compared with a loss of $16 million a year ago.

    "I am encouraged by the enthusiastic consumer and retail response to our new line of inkjet printers. At this point we are selling all that we can make and we are bringing on retailers as quickly as we can supply them," said Perez. "Yesterday, we announced agreements with MediaMarkt in Germany and Dixons in the U.K., and we have also reached agreements with two major U.S. retailers, which we will announce in the near future.

    "Our goal remains to sell at least 500,000 units in 2007. Given the enthusiastic response, we plan to increase our 2007 inkjet investment by as much as $50 million in order to accelerate our ramp up, boost new product development, and position ourselves to better supply current and future demand. This decision will impact our full-year results by lowering our expected cash flow and digital earnings, but this is the right move to make in order to take full advantage of the opportunity that is in front of us."

    Updated 2007 Outlook

    Kodak remains focused on three financial metrics as it continues to transform its business: net cash generation, digital earnings from operations and digital revenue growth.

    As previously indicated, the company has decided to increase its inkjet investment by as much as $50 million in order to fully capitalize on strong customer reaction. As a result, the company expects net cash generation this year of greater than $100 million (after restructuring cash disbursements of approximately $600 million), compared with the previous net cash generation estimate of $100 million to $200 million. This new outlook corresponds to expected net cash provided by continuing operations from operating activities, on a GAAP basis, in the range of $200 million to $450 million.

    Additionally, the company now expects 2007 full-year digital earnings from operations of $150 million to $250 million, which corresponds to a GAAP loss from continuing operations before interest, other income (charges), net, and income taxes for the full year of $550 million to $650 million. The company originally estimated 2007 full-year digital earnings of $200 million to $300 million, which corresponds to a GAAP loss from continuing operations before interest, other income (charges), net, and income taxes for the full year of $500 million to $600 million.

    Finally, the company continues to forecast 2007 digital revenue growth of 3% to 5%, with total 2007 revenue expected to be down between 4% and 7%.

    "We are just beginning to scratch the surface of what we think we can achieve in the printing industry, on both the consumer and commercial side," said Perez. "Now is the time to accelerate our activity and more aggressively pursue this opportunity in the interest of creating value for our shareholders."

    Health Group Sale Closed

    On April 30, 2007, the company completed the sale of its Health Group to an affiliate of Onex Corporation for up to $2.55 billion. At closing Kodak received $2.35 billion in cash with the potential to receive up to $200 million in additional future payments if Onex achieves certain returns with respect to its investment. In addition, consistent with prior guidance, the company also fully repaid approximately $1.15 billion of outstanding secured term debt. The company is also studying options with its Board of Directors to deploy the remaining cash in order to drive profitable growth and enhance shareholder value.

    Conference Call

    Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number:
913-981-4910, access code 6992488. There is no need to pre-register.

    For those wishing to participate via an Internet Broadcast, please access our Kodak Investor Center web page at:
http://www.kodak.com/go/invest.

    The call will be recorded and available for playback by 2:00 p.m. Eastern Time today by dialing 719-457-0820, access code 6992488. The playback number will be active until Friday, May 11th at 5:00 p.m. Eastern Time.

    CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations for digital earnings from operations, digital revenue growth, net cash generation, revenue, restructuring, and net cash from continuing operations are forward-looking statements.

    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent the Company's estimates only as of the date they are made, and should not be relied upon as representing the Company's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change. The forward-looking statements contained in this report are subject to a number of factors and uncertainties, including the successful:

    -- execution of the digital growth and profitability strategies, business model and cash plan;

    --  implementation of the cost reduction programs;

    -- transition of certain financial processes and administrative functions to a global shared services model and the outsourcing of certain functions to third parties;

    -- implementation of, and performance under, the debt management program, including compliance with the Company's debt covenants;

    -- development and implementation of product go-to-market and e-commerce strategies;

    -- protection, enforcement and defense of the Company's intellectual property, including defense of our products against the intellectual property challenges of others;

    -- implementation of intellectual property licensing and other strategies;

    -- completion of information systems upgrades, including SAP, the Company's enterprise system software;

    --  completion of various portfolio actions;

    --  reduction of inventories;

    --  integration of acquired businesses;

    --  improvement in manufacturing productivity and techniques;

    --  improvement in receivables performance;

    --  improvement in supply chain efficiency; and

    -- implementation of the strategies designed to address the decline in the Company's traditional businesses.

    The forward-looking statements contained in this report are subject to the following additional risk factors:

    -- inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

    --  competitive actions, including pricing;

    -- changes in the Company's debt credit ratings and its ability to access capital markets;

    --  the nature and pace of technology evolution;

    -- changes to accounting rules and tax laws, as well as other factors which could impact the Company's reported financial position or effective tax rate;

    -- general economic, business, geo-political and regulatory conditions;

    --  market growth predictions;

    --  continued effectiveness of internal controls; and

    -- other factors and uncertainties disclosed from time-to-time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this report should be evaluated in light of these important factors and uncertainties.



Eastman Kodak Company
First Quarter 2007 Results
Non-GAAP Reconciliations


    Within the Company's first quarter 2007 press release and financial discussion document, the Company makes reference to certain non-GAAP financial measures including "digital earnings improvement", "digital revenue", "traditional revenue", "new technologies revenue", "estimated improvement in net cash generation", "expected net cash generation", "expected digital earnings from operations" and "forecasted digital revenue growth". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Kodak's financial condition, results of operations and cash flows as provided in the Form 8-K filed in connection with this press release.

    The following table reconciles digital earnings improvement to the most directly comparable GAAP measure of improvement in loss from continuing operations before interest, other income (charges), net and income taxes (dollar amounts in millions):



                                                              2007
                                                           -----------
                                                           Improvement
                                                           -----------
Digital earnings, as presented                             $       48
Traditional and New Technologies earnings                          23
Restructuring costs and other items                                65
                                                           -----------

Improvement in loss from continuing operation before
 interest, other income (charges), net and income taxes
 (GAAP basis)                                              $      136
                                                           ===========


    The following table reconciles digital revenue, traditional revenue and new technologies revenue amounts to the most directly comparable GAAP measure of consolidated revenue (dollar amounts in millions):



                                                            Increase/
                                                            ----------
                                            Q1 2007 Q1 2006 (Decrease)
                                            ------- ------- ----------
Digital revenue, as presented               $1,210  $1,250         -3%
Traditional revenue, as presented              896   1,026        -13%
New technologies revenue, as presented          13      16        -19%
Consolidated revenue (GAAP) basis, as
 presented                                  $2,119  $2,292         -8%


    The following table reconciles the estimated improvement in net cash used in continuing operations from operating activities (GAAP), to an estimated improvement in Kodak's definition of net cash generation (dollar amounts in millions):



                                                       Estimated 2007
                                                       ---------------
                                                         Improvement
                                                       ---------------
                                                        From     To
                                                       ------- -------

Net cash used in continuing operations from operating
 activities (GAAP basis)                               $  150  $  175

Additions to properties, Net proceeds from sales of
 business assets, and investments in unconsolidated
 affiliates                                                  25
                                                       ---------------
Net Cash Generation, as presented                      $  175  $  200
                                                       ======= =======


    The following table reconciles expected net cash generation to the most directly comparable GAAP measure of expected net cash provided by continuing operations from operating activities (dollar amounts in millions):



                                               2007         2007
                                              Original     Revised
                                              Forecast     Forecast
                                             ---------- --------------

Expected net cash generation, as presented   $100-$200  more than $100


Additions to properties, net proceeds from
 sales of businesses/assets, distributions
 from/(investments in) unconsolidated
 affiliates and dividends                      150-300        100-350
                                             ---------- --------------
Expected net cash provided by continuing
 operations from operating activities (GAAP
 basis), as presented                        $250-$500      $200-$450
                                             ========== ==============


    The following table reconciles expected digital earnings from operations to the most directly comparable GAAP measure of loss from continuing operations before interest, other income (charges), net and income taxes (dollar amounts in millions):



                                               2007          2007
                                             Original       Revised
                                             Forecast      Forecast
                                           ------------- -------------

Expected digital earnings from operations,
 as presented                                 $200-$300     $150-$250
Expected traditional earnings, new
 technologies earnings, restructuring
 costs and other discrete items              (700)-(900)   (700)-(900)
Loss from continuing operations before
 interest, other income (charges), net and
 income taxes (GAAP basis), as presented   $(500)-$(600) $(550)-$(650)


    The expected digital revenue growth for 2007, as presented, of 3% to 5% corresponds to the most directly comparable GAAP measure of expected total company revenue decline for 2007 of 4% to 7%. Items to reconcile from expected digital revenue growth to expected total company revenue decline are expected traditional and new technologies revenue decline of 13% to 22%.

    As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, significant gains and losses on sales of assets, asset impairments, the related tax effects of those items and certain other significant items not related to the Company's core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the first quarter of 2007 and 2006, respectively.




                                                  1st Quarter
                                         -----------------------------

                                             2007           2006
(in millions, except per share data)
                                           $      EPS     $      EPS
                                         -------------- --------------

Loss from continuing operations - GAAP   $(174) $(0.61) $(346) $(1.21)

COGS
- Charges for accelerated depreciation
 in connection with the focused cost
 reduction actions                          65             77
- Charges for inventory writedowns in
 connection with focused cost reduction
 actions                                     1              1
                                         ------ ------- ------ -------
                                Subtotal    66    0.23     78    0.27
                                         ------ ------- ------ -------


Restructuring
- Charges for focused cost reduction
 actions                                    85            138
                                         ------ ------- ------ -------
                                Subtotal    85    0.29    138    0.49
                                         ------ ------- ------ -------

Other Income/(Charges)
- Gain on sale of property related to
 focused cost reduction actions             (9)
- Impairment of property related to
 focused cost reduction actions              -              4
                                         ------ ------- ------ -------
                                Subtotal    (9)  (0.03)     4    0.01
                                         ------ ------- ------ -------

Taxes
- Reversal of foreign tax reserve          (56)
- Tax impacts of the above-mentioned
 items                                     (10)           (31)
                                         ------ ------- ------ -------
                                Subtotal   (66)  (0.23)   (31)  (0.11)
                                         ------ ------- ------ -------

    CONTACT: Eastman Kodak Company
             Media:
             David Lanzillo, 585-781-5481
             david.lanzillo@kodak.com
             or
             Investor Relations:
             Donald Flick, 585-724-4352
             donald.flick@kodak.com
             or
             Ann McCorvey, 585-724-5096
             antoinette.mccorvey@kodak.com
             or
             Angela Nash, 585-724-0982
             angela.nash@kodak.com